Exhibit 99.1

Antero Resources Operational Update

•                  Net daily production recently surpassed 750 MMcfe/d including 15,000 Bbl/d of liquids

•                  Fourth quarter 2013 average net daily production is estimated to be 675 to 680 MMcfe/d, above the midpoint of previously announced guidance range

•                  First 10 Marcellus Shale wells with shorter stage lengths (SSL) had an average 120-day wellhead production rate of 7.9 MMcf/d,  27% above the Company’s type curve

•                  Five additional Utica Shale wells completed since 3rd quarter 2013 press release had an average 24-hour peak processed rate of 32.2 MMcfe/d assuming ethane recovery (65% liquids)

•                  First 11 core area Utica Shale wells had an average 30-day processed rate of 14.7 MMcfe/d, assuming ethane rejection (35% liquids), despite producing into an operating environment with 1,100 psi line pressure (no compression)

•                  First Utica compressor station  recently completed and placed into operation (120 MMcf/d capacity)

•                  Firm takeaway capacity and sales has been expanded to 1.5 Bcf/d by year-end 2014

Denver, Colorado, January 27, 2014—Antero Resources (NYSE: AR) (“Antero” or the “Company”) announced today recent operational highlights.

Operational Results

All operational figures are as of the date of this release unless otherwise noted.

Antero’s combined net daily production from the Marcellus and Utica Shales recently surpassed 750 MMcfe/d including 15,000 Bbl/d of NGLs and oil.  Gross daily operated production from the Marcellus alone recently crossed the 750 MMcf/d threshold.  The Company has completed 242 horizontal wells in the Marcellus and Utica Shales since commencing drilling operations in Appalachia in 2009.  Antero’s net production for the fourth quarter of 2013 is estimated to have averaged 675 to 680 MMcfe/d, which is above the midpoint of the previously announced guidance range of 660 to 690 MMcfe/d.  The fourth quarter of 2013 estimated production represents an organic production growth rate of 20% and 87% from the third quarter of 2013 and fourth quarter of 2012, respectively.

Commenting on the production milestone, Paul M. Rady, Antero’s Chairman and CEO, said, “We recently set a company record high net production level of 750 MMcfe/d as a result of the continued success of our SSL program in the Marcellus, and the start-up of first Utica compression along with several new wells in the Utica in late January. Fourth quarter 2013 production is estimated to be slightly above the midpoint of our guidance range despite delays in the start-up of two third party compressor stations in the Utica.  The robust nature of our highly economic drilling program allows us to generate one of the strongest growth profiles in the industry. This growth should continue well into the future.”

Marcellus Shale — Antero transitioned to shorter stage length (SSL) completions on virtually all of it Marcellus wells during the fourth quarter of 2013.  While Antero wells utilizing SSL completions have limited production history, Antero is encouraged by its well results, as well as those of other operators in the southwestern core of the Marcellus who have implemented shorter stage lengths and reduced cluster spacing completions.  To date, Antero has completed and placed on line 22 Marcellus wells utilizing SSL completions that have at least 30 days of production history.   The various actual average production rates are compared to the June 30th, 2013 reserve report type curve in the table below:

	SSL vs Non-SSL Wellhead Average Rate Comparison (MMcf/d)
	30-day rate	60-day rate	90-day rate	120-day rate

SSL Well Count	22	19	19	10
SSL Average Rate — MMcf/d(1)	10.0	8.6	8.1	7.9
1.5 Bcf/1,000’ Type Curve Average Rate — MMcf/d(1)	7.6	7.1	6.6	6.2
SSL % Rate Improvement	31%	21%	24%	27%

(1)         Wellhead condensate production (where applicable) is converted on a 6:1 basis

The 10 wells that have been on line for at least 120 days are 27 percent above Antero’s 1.5 Bcf per 1,000 foot of lateral type curve.  The average well cost for SSL wells, defined as wells with stage lengths less than 225 feet, are approximately 12 percent higher than comparable non-SSL wells with an average stage length of 350 feet.

Antero is currently operating 15 drilling rigs in the Marcellus Shale play.  The Company has 63 gross (60 net) horizontal wells either in the process of drilling, completing or waiting on completion in the Marcellus.  Antero currently has two dedicated frac crews working in West Virginia along with three spot frac crews.  The Company plans to increase to seven frac crews for portions of the year to accommodate the additional inventory from increased rig activity, drilling productivity and the transition to SSL completions.  The increased frac crew activity will also allow the Company to fill increasing takeaway capacity.

Utica Shale - Since the third quarter 2013 press release, the Company has completed and tested five additional Utica Shale wells.  Based on gas composition analyses and assuming full ethane recovery (per current industry practice and assuming typical ethane plant production recoveries of 85% to 90%), these five wells had an average 24-hour peak processed rate of 32.2 MMcfe/d as summarized in the following table below:

		Additional 5 Antero Utica Shale Wells - 24-Hour Peak Rate
Well Name	County	Gas Equivalent Rate (MMcfe/d)	Wellhead Gas (MMcf/d)	Condensate (Bbl/d)	Shrunk Gas (MMcf/d)	NGL (Bbl/d)	% Liquids	Estimated BTU	Lateral Length (Feet)
Milligan 2H	Noble	40.2	17.2	2,087	13.5	2,361	66%	1276	5,989
Coal 3H	Noble	35.3	15.1	1,850	11.8	2,063	67%	1278	7,768
Milligan 3H	Noble	32.1	15.4	1,228	12.1	2,111	62%	1276	5,267
Dollison 1H	Noble	27.5	12.5	1,397	10.2	1,488	63%	1238	6,253
Milligan 1H	Noble	25.8	10.6	1,442	8.3	1,461	68%	1276	6,436
Average — Ethane Recovery		32.2	14.2	1,601	11.2	1,897	65%	1269	6,343

Average — Ethane Rejection(1)		27.3	14.2	1,601	13.0	779	52%	1269	6,343

(1)         Average of Antero’s latest five Utica wells assuming ethane rejection.

The Company’s rich gas production going into the Seneca processing complex in the Utica Shale has been flowing against 1,100 psi of line pressure while waiting on compression capacity, resulting in constrained production.  Expected line pressure with compression is in the 175 to 250 psi range.

The Company has a compression and condensate stabilization agreement with a third-party midstream provider to construct and operate three compressor stations in Noble and Monroe Counties, Ohio.  These three compressor stations have a combined capacity of 340 MMcf/d and the three condensate stabilization facilities have a combined capacity of 16,000 Bbl/d, all of which are fully dedicated to Antero.  The first two compressor stations and condensate stabilization facilities were expected to be completed and placed in service during the fourth quarter of 2013.  However, these two facilities were delayed with the first 120 MMcf/d compressor station just recently coming on line in late January.  This compressor station is currently operating at approximately 67 percent of capacity as 6 of 9 units have been placed in service.  The remaining three units are scheduled to be placed in service over the next week.   The second 120 MMcf/d compressor station is now expected to be completed late in the first quarter of 2014.

Four out of the five wells detailed in the table above are currently producing to sales.  The Dollison 1H is waiting on pipeline infrastructure and scheduled to be turned to sales later in the first quarter of 2014.  In addition, two more wells have been completed and will be placed to sales over the next week as the first facility reaches full capacity.

Antero’s previously announced Utica wells are on line and continued to produce against significant high line pressures during the fourth quarter of 2013 as they awaited compression.  Assuming ethane rejection (Antero is currently rejecting ethane due to current market prices), the respective average 30-day processed production rates for these 11 previously disclosed wells, producing in an 1,100 psi operating pressure environment, have been summarized in the following table:

		Initial 11 Antero Core Area Utica Shale Wells — 30-Day Constrained Production Rates
Well Name	County	Equivalent Rate (MMcfe/d)	Wellhead Gas (MMcf/d)	Condensate (Bbl/d)	Shrunk Gas (MMcf/d)(1)	NGL (Bbl/d)	% Liquids	BTU	Lateral Length (Feet)
Gary 2H	Monroe	29.7	24.6	65	23.1	1,023	22%	1224	8,882
Rubel 2H	Monroe	19.2	15.9	64	15.0	625	22%	1217	6,571
Rubel 3H	Monroe	18.7	15.6	43	14.7	623	21%	1220	6,424
Yontz 1H	Monroe	17.0	15.2	1	14.6	392	14%	1161	5,115
Norman 1H	Monroe	16.4	14.3	2	13.6	461	17%	1186	5,498
Rubel 1H	Monroe	14.0	11.5	28	10.8	501	23%	1231	6,554
Wayne 2H	Noble	12.1	6.5	653	6.0	367	51%	1281	6,094
Wayne 3HA	Noble	11.0	6.1	540	5.6	354	49%	1272	6,712
Wayne 4H	Noble	9.2	5.2	452	4.7	284	48%	1265	6,493
Miley 2H	Noble	9.0	3.8	700	3.5	213	61%	1278	6,153
Miley 5HA	Noble	5.9	2.7	418	2.5	161	59%	1291	6,296
Average — Ethane Rejection		14.7	11.0	270	10.4	455	35%	1239	6,436

Average — Ethane Recovery(1)		17.9	11.0	270	9.2	1,189	53%	1239	6,436

(1)         Average of Antero’s first 11 Utica core area wells assuming ethane recovery.

As described earlier in the press release, Antero is currently placing into service 120 MMcf/d of compression capacity which will allow the above wells to flow into a lower pressure operating environment which should improve productivity.

Antero is currently operating 5 drilling rigs in the Utica Shale play.  The Company has 18 gross (13 net) horizontal wells either in the process of drilling, completing, waiting on completion or waiting on pipeline or compression, including the three wells described earlier in the release.  Antero currently has two spot frac crews working in Ohio, and is adding a 3rd crew which will run during various periods throughout the year to accommodate its increased drilling activity.

Firm Transportation and Sales

Antero enters into firm transportation and sales agreements with various pipelines and counterparties in order to facilitate the delivery of its production and diversify its exposure to basis concentration risk.  These firm transportation and sales agreements generally have a term of ten years and commence by the end of 2014.  During the fourth quarter of 2013, the Company increased its total firm takeaway capacity by 175 MMcf/d to a total of 1,477 MMcf/d by the end of 2014.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. Our website is located at www.anteroresources.com.

This release includes “forward-looking statements”. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Risk Factors” in our Final Prospectus dated October 9, 2013 on file with the Securities and Exchange Commission (File No. 333-189284).

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.